Exhibit 99.2

FANGDA PARTNERS

http://www.fangdalaw.com

E-mail:	ProjectKinetics@fangdalaw.com
Tel.:	86-21-2208-1017
Fax:	86-21-5298-5577
Ref.:	10CF018

20/F, Kerry Center

1515 Nanjing West Road

Shanghai 200040, PRC

To:	China Kanghui Holdings
No.1-8 Tianshan Road, Xinbei District
Changzhou, Jiangsu Province 213022
People’s Republic of China

July 23, 2010

Re: Legal Opinion on Certain PRC Law Matters

Dear Sirs,

We are lawyers qualified in the People’s Republic of China (the “PRC”, which, for the purpose of this opinion, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and are qualified to issue an opinion on PRC Laws (as defined below).

We have acted as PRC legal counsel to China Kanghui Holdings (the “Company”) in connection with (A) the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), on July 23, 2010, relating to the offer and sale by the Company of certain American depositary shares (the “ADSs”), each of which represents certain ordinary shares, par value US$0.001 per share of the Company; and (B) the Company’s proposed listing and trading of the ADSs on the New York Stock Exchange (the “Transaction”).

As used herein, (A) “PRC Authorities” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC; (B) “PRC Laws”

means all laws, statutes, regulations, orders, decrees, notices, circulars, judicial interpretations and other legislations of the PRC effective and available to the public as of the date hereof; (C) “Governmental Authorizations” means all approvals, consents, waivers, sanctions, certificates, authorizations, filings, registrations, exemptions, permissions, annual inspections, qualifications, permits and licenses required by any PRC Authorities pursuant to any PRC Laws.

In so acting, we have examined the originals or copies, certified or otherwise identified to our satisfaction, provided to us by the Company and such other documents, corporate records, certificates, Governmental Authorizations and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion, including, without limitation, originals or copies of the certificates issued by the PRC Authorities and officers of the Company.

Based on the foregoing and subject to the qualifications set out below, we are of the opinion that, as of the date of this opinion, so far as PRC Laws are concerned:

(1) On August 8, 2006, six PRC regulatory authorities, namely, the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”), and the State Administration for Foreign Exchange, jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, (the “New M&A Rules”), which became effective on September 8, 2006 and was amended on June 22, 2009. The New M&A Rules, among other things, purport to require that an offshore special purpose vehicle controlled directly or indirectly by PRC companies or individuals and formed for purposes of overseas listing of interests in PRC companies held by such PRC companies or individuals obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published procedures regarding the approval of overseas listings by such offshore special purpose vehicles.

Based on our understanding of the current PRC Laws and the New M&A Rules, (A) the CSRC has not issued any definitive rules or interpretations concerning whether offerings such as the Company’s offering are subject to the CSRC approval procedures under the New M&A Rules; (B) uncertainties still exist as to how the New M&A Rules will be interpreted and implemented. Despite the above, a prior approval from the CSRC is not required under the New M&A Rules for the listing and trading of the ADSs on the New York Stock Exchange because (i) the Company completed its offshore restructuring before the effective date of the New M&A Rules, and (ii) the original shareholders of Beijing Libeier Biology Engineering Research Institute Co., Ltd. were not related to the Company prior to the acquisition. Our opinion stated above is subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the New M&A Rules.

(2) The statements made in the Registration Statement under the caption “Taxation – People’s Republic of China Taxation,” to the extent they constitute discussions or legal conclusions with respect to the PRC tax laws and regulations or interpretations, constitute accurate descriptions of the matters described therein in all material aspects and such statements constitute our opinion. However, because it is not clear whether the Company is a “resident enterprise” or “non-resident enterprise” for PRC enterprise income tax purposes, we are unable to opine on this status.

This opinion relates only to the PRC Laws and we express no opinion as to any laws other than the PRC Laws.

PRC Laws as used in this opinion refers to PRC Laws currently in force as of the date of this opinion and there is no guarantee that any of such PRC Laws will not be changed, amended or revoked in the immediate future or in the longer term with or without retroactive effect.

This opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

For the purpose of the Transaction, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our name under the headings “Risk Factors,” “Enforcement of Civil Liabilities,” “Regulations,” “Taxation” and “Legal Matters” in the prospectus included in such Registration Statement.

Yours sincerely,

Fangda Partners, PRC Lawyers

3